EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

EAST BOSTON SAVINGS BANK,

MERIDIAN INTERSTATE BANCORP, INC.,

MERIDIAN FINANCIAL SERVICES, INCORPORATED

And

MT. WASHINGTON COOPERATIVE BANK

Dated as of July 20, 2009

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2009, is by and between (i) East Boston Savings Bank, a Massachusetts savings bank with its principal executive offices located at 10 Meridian Street, East Boston, Massachusetts 02128, Meridian Interstate Bancorp, Inc., a Massachusetts corporation (“Meridian Bancorp”), Meridian Financial Services, Incorporated, a Massachusetts mutual holding company (“Meridian MHC”), and (ii) Mt. Washington Cooperative Bank, a Massachusetts cooperative bank (“MWCB”). Each of East Boston Savings Bank, Meridian Bancorp, Meridian MHC and MWCB is sometimes individually referred to herein as a “party,” and East Boston Savings Bank, Meridian Bancorp, Meridian MHC and MWCB are collectively sometimes referred to as the “parties.”

RECITALS

1.           Meridian MHC owns a majority of the issued and outstanding capital stock of Meridian Bancorp, which owns all of the issued outstanding capital stock of East Boston Savings Bank. Each of East Boston Savings Bank, Meridian Bancorp and Meridian MHC has its principal offices located in East Boston, Massachusetts;

2.           MWCB is a Massachusetts-chartered mutual cooperative bank with its principal offices located in South Boston, Massachusetts;

3.           The Board of Directors/Trustees of each party deems it advisable and in its best interests, including with respect to East Boston, the depositors of East Boston Savings Bank and the stockholders of Meridian Bancorp, and with respect to MWCB, the shareholders of MWCB, for MWCB to merge with and into East Boston Savings Bank, with East Boston Savings Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement;

4.           The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement; and

5.           In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01  Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving MWCB; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of MWCB’s consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the EBSB Parties and MWCB.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or nonobjection of the transactions described in this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Board of Directors” means the Board of Directors or Board of Trustees of MWCB, Meridian Bancorp, East Boston Savings Bank or Meridian MHC, as applicable.

“Closing Date” means the date determined by EBSB, in consultation with and upon no less than five (5) days prior written notice to MWCB, but in no event later than fifteen (15) business days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which the parties shall mutually agree.

“Commissioner” means the Commissioner of Banks of the Commonwealth of Massachusetts, and includes the Division as appropriate.

“Division” means the Massachusetts Division of Banks.

“EBSB” means the EBSB Parties and/or any direct or indirect Subsidiary of such entities.

“EBSB Disclosure Schedules” means the Disclosure Schedules delivered by EBSB to MWCB pursuant to Article III of this Agreement.

“EBSB Financials” means (i) the audited consolidated financial statements of Meridian Bancorp as of December 31, 2008 and 2007 and for the three years ended December 31, 2008, including the notes thereto, included in Securities Documents filed by Meridian Bancorp, and (ii) the unaudited interim consolidated financial statements of Meridian Bancorp as of each calendar quarter following December 31, 2008 included in Securities Documents filed by Meridian Bancorp.

“EBSB Parties” means East Boston Savings Bank, Meridian Bancorp and Meridian MHC.

“EBSB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Meridian Bancorp, and includes East Boston Savings Bank, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of East Boston Savings Bank.

“Environmental Law” means any Federal or state law, statute, rule, regulation, code, judgment, common law or agreement with any Federal or state governmental authority, and any decree, injunction or order entered with or by any governmental authority that is binding upon MWCB relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation,  processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as appropriate.

“GAAP” means generally accepted accounting principles as in effect at the relevant date and consistently applied.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment and currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, friable asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Party.

“Material Adverse Effect” shall mean, with respect to EBSB or MWCB, any effect that is material and adverse to its financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any individual or combination of changes occurring after the date hereof in any Federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions and/or their holding companies generally, (ii) any modifications or changes to MWCB’s valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with EBSB’s prior written consent, (iii) changes after the date of this Agreement in economic conditions affecting financial institutions generally and not disproportionately affecting MWCB or EBSB, including, but not limited to, changes in levels of interest rates generally, (iv) the effects of compliance with this Agreement on the operating performance of MWCB and EBSB, including the expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (v) the effects of any action or omission taken by MWCB with the prior written consent of EBSB, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement.

“Meridian Bancorp” means Meridian Interstate Bancorp, Inc., a Massachusetts corporation having its principal place of business located at 10 Meridian Street, East Boston, Massachusetts.

“Meridian MHC” means Meridian Financial Services, Incorporated, a Massachusetts mutual holding company having its principal place of business located at 10 Meridian Street, East Boston, Massachusetts.

“Merger” means the merger of MWCB with and into East Boston Savings Bank, with East Boston Savings Bank as the surviving entity.

“Merger Effective Time” shall mean the date and time upon which the articles of merger with respect to the Merger is filed with the Secretary of the Commonwealth of Massachusetts, or as otherwise stated in the articles of merger, in accordance with the MGL.

“MGL” means the Massachusetts General Laws.

“MWCB” means Mt. Washington Cooperative Bank, a Massachusetts-chartered mutual cooperative bank having its principal place of business located at 430 West Broadway, South Boston, Massachusetts 02127.

“MWCB Disclosure Schedules” means the Disclosure Schedules delivered by MWCB to EBSB pursuant to Article III of this Agreement.

“MWCB Employee Plan” has the meaning given to that term in Section 3.12 of this Agreement.

“MWCB Financials” means (i) the audited consolidated financial statements of MWCB as of June 30, 2008 and 2007 and for the three years ended June 30, 2008, including the notes thereto, and (ii) any unaudited interim consolidated financial statements of MWCB as of each calendar quarter following June 30, 2008.

“MWCB Regulatory Reports” means the Call Reports of MWCB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2007, through the Closing Date.

“MWCB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by MWCB, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of MWCB.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Agreement” has the meaning given to that term in Section 3.11(b) of this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including without limitation the FRB, the FDIC, the Division and the Commissioner.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Stock Issuance” means the issuance of common stock by Meridian Bancorp to Meridian MHC pursuant to Section 2.04 of this Agreement.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either EBSB or MWCB, as the case may be, in the ordinary course of their lending activities.

ARTICLE II
THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Institutions.

The Merger will be effected as follows:

(a)           The Merger. MWCB shall merge with and into East Boston Savings Bank with East Boston Savings Bank as the surviving entity. The separate existence of MWCB shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of MWCB shall be transferred to and assumed by East Boston Savings Bank as the surviving entity in the Merger, without further act or deed, all in accordance with the MGL and regulations of the Commissioner.  As a result of the Merger, each holder of a deposit account in MWCB as of the Merger Effective Time shall have the same rights and privileges in East Boston Savings Bank as if the deposit account had been established at East Boston Savings Bank, and all deposit accounts established at MWCB prior to the Merger Effective Time shall confer on a depositor the same rights and privileges in East Boston Savings Bank as if such deposit account had been established at East Boston Savings Bank on the date established at MWCB, including without limitation for purposes of any subscription rights in any future conversion of Meridian MHC to stock form.

(b)           Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Meridian Bancorp may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions described in this Section 2.01, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of MWCB as a result of such modification, (ii) such modification will not affect the other terms of this Agreement, and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals required under Section 6.01.

Section 2.02  Effect on Outstanding Shares of Common Stock.

At and after the Merger Effective Time, each share of Meridian Bancorp Common Stock issued and outstanding immediately prior to the Merger Effective Time shall remain an issued and outstanding share of common stock of Meridian Bancorp and shall not be affected by the Merger, and each share of East Boston Savings Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain an issued and outstanding share of Common Stock of East Boston Savings Bank and shall not be affected by the Merger.

Section 2.03  Additional Directors.

(a)           EBSB. As of the Merger Effective Time, Edward Merritt and one (1) other member of the Board of Directors of MWCB, as selected by Meridian Bancorp, shall be appointed to the Board of Directors of Meridian Bancorp.

(b)           Meridian Charitable Foundation.  As of the Merger Effective Time, the Board of Directors of the Meridian Charitable Foundation will be expanded by two (2) members and such Board will select two (2) current members of the MWCB Board to serve on such Board.

(c)           MWCB Charitable Foundation.  As of the Merger Effective Time, the Board of Directors of the MWCB Charitable Foundation will be expanded by a number of members who shall be members of the Board of Directors of East Boston Savings Bank such that, as of the Merger Effective Time, a majority of the Board of Directors of the MWCB Charitable Foundation will consist of directors of East Boston Savings Bank.

Section 2.04 Issuance of Additional Shares to Meridian MHC

To reflect the value of MWCB that is transferred to EBSB in the Merger, a pro forma market valuation/appraisal of MWCB as of June 30, 2009 will be performed by two (2) independent appraisers, with one (1) selected by MWCB and one (1) selected by Meridian Bancorp. Such pro forma market valuation/appraisal will be updated as of a date no earlier than 20 days prior to the Merger Effective Time.  The average of the two initial valuations shall be the “Initial Appraised Valuation.”  Upon consummation of the Merger, a number of shares of Meridian Bancorp common stock having a value, calculated below, equal to the average of the two updated appraised valuations of MWCB (such average, the “Updated Appraised Valuation”) shall be issued to Meridian MHC.   The number of shares of Meridian Bancorp to be issued shall be equal to (i) the Updated Appraised Valuation, divided by (ii) the average of the closing sales price of a share of Meridian Bancorp common stock, as reported on Nasdaq stock market, for the twenty (20) consecutive trading days ending on the second trading day preceding the date as of which the shares are to be issued.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MWCB

MWCB represents and warrants to EBSB that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the MWCB Disclosure Schedules delivered to EBSB on the date hereof, and except as to any representation or warranty which relates to a specific date. MWCB has made a good faith effort to ensure that the disclosure on each schedule of the MWCB Disclosure Schedules corresponds to the section reference herein. However, for purposes of the MWCB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 3.01  Organization

(a)           MWCB is a cooperative bank organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The only Subsidiary of MWCB is Mt. Washington Investment LLC.  The deposits of MWCB are insured by the FDIC and the Share Insurance Fund of The Co-operative Central Bank to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by MWCB.

(b)           MWCB is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

(c)           The minute books of MWCB accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees) through the date of this Agreement.

(d)           Prior to the date of this Agreement, MWCB has made available to EBSB true and correct copies of the articles of organization and bylaws of MWCB.

Section 3.02  Capitalization

MWCB has no authorized stock, and there are no shares of stock of MWCB issued or outstanding. Neither MWCB nor any MWCB Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of MWCB stock, or any other security of MWCB or any MWCB Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of MWCB or any other security of MWCB.

Section 3.03  Authority; No Violation

(a)           MWCB has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MWCB and the completion by MWCB of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of MWCB and, except for any required approval from the shareholders of MWCB, no other proceedings on the part of MWCB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MWCB and, subject to the approval of the shareholders of MWCB and the receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligation of MWCB, enforceable against

MWCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           Subject to the approval of the shareholders of MWCB, and receipt of the approvals from the Regulatory Authorities and the compliance by MWCB and EBSB with any conditions contained therein,

(A)           the execution and delivery of this Agreement by MWCB,

(B)           the consummation of the transactions contemplated hereby, and

(C)           compliance by MWCB with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of organization or bylaws of MWCB or the articles of organization of any MWCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the MWCB or any of the properties or assets of MWCB; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MWCB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which MWCB of the MWCB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on MWCB.

Section 3.04  Consents

Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities and compliance with any conditions contained therein, and the approval of the shareholders of MWCB, no consents, waivers or approvals of, or filings or registrations with, any public body or governmental authority are necessary, and, to the best knowledge of MWCB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by MWCB, and (b) the completion by MWCB of the transactions described in this Agreement.

Section 3.05  MWCB Regulatory Reports and Financial Statements

(a)           MWCB has previously made available to EBSB the MWCB Regulatory Reports. The MWCB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in equity of MWCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)           MWCB has previously made available to EBSB the MWCB Financials. The MWCB Financials (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations, cash flows and changes in equity of MWCB as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein.

(c)           At the date of each balance sheet included in the MWCB Financials or the MWCB Regulatory Reports, MWCB did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MWCB Financials or MWCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 3.06  Taxes

MWCB and the MWCB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). MWCB has duly filed all Federal, state and local tax returns required to be filed by or with respect to it on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or has made provisions for the payment of, all Federal, state and local taxes which have been incurred by or are due or claimed to be due from MWCB by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date hereof other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MWCB, and no claim has been made by any authority in a jurisdiction where MWCB does not file tax returns that MWCB is subject to taxation in that jurisdiction. MWCB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. MWCB has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, and MWCB has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 3.07  No Material Adverse Effect

MWCB has not suffered any Material Adverse Effect since March 31, 2009.

Section 3.08  Contracts

(a)           Except as set forth in MWCB Disclosure Schedule 3.08(a), MWCB is not a party to or subject to:

(i)           any employment, change in control, consulting or severance contract, agreement or material arrangement with any past or present officer, director or employee of MWCB;

(ii)           any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of MWCB;

(iii)           any collective bargaining agreement with any labor union relating to employees of MWCB;

(iv)           any agreement which by its terms limits the payment of dividends by MWCB;

(v)           any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MWCB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, advances from the FHLB of Boston, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “Federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to EBSB; or

(vi)           any contract (other than this Agreement) limiting the freedom, in any material respect, of MWCB to engage in any type of banking or bank-related business in which MWCB is permitted to engage under applicable law as of the date of this Agreement.

(b)           True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a), have been made available to EBSB on or before the date hereof, are listed in and attached to MWCB Disclosure Schedule 3.08(a) and are in full force and effect on the date hereof, and MWCB (nor, to the Knowledge of MWCB, any other party to any such contract, plan, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the MWCB Disclosure Schedule 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement.  Except as set forth in MWCB Disclosure Schedule 3.08(b), none of the employees (including officers or board members) of MWCB possesses the right to terminate his/her employment or service, as applicable, and receive or be paid (or cause MWCB to accrue on his/her behalf) benefits solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which MWCB is a party or under which MWCB may be liable contains provisions which permit any employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in MWCB Disclosure Schedule 3.08(b), no such agreement, plan, contract, or arrangement provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of MWCB or upon the occurrence of a subsequent event.

Section 3.09  Ownership of Property; Insurance Coverage.

(a)           MWCB has good and, as to real property, marketable title to all material assets and properties owned by MWCB in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the MWCB Regulatory Reports and in the MWCB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Boston, inter-bank credit facilities, or any transaction by MWCB acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. MWCB, as lessee, has the right under valid and subsisting leases of real and personal properties used by MWCB in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it. Except as disclosed in MWCB Disclosure Schedule 3.09(a), such existing leases and commitments to lease constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the MWCB Financials.

(b)           With respect to all material agreements pursuant to which MWCB has purchased securities subject to an agreement to resell, if any, MWCB has a lien or security interest (which to the Knowledge of MWCB is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           MWCB currently maintains insurance considered by MWCB to be reasonable for its operations, in accordance with good business practice. MWCB has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by MWCB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years MWCB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. MWCB Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by MWCB.

Section 3.10  Legal Proceedings.

Except as disclosed in MWCB Disclosure Schedule 3.10, MWCB is not a party to any, and there are no pending or, to the best of the knowledge of MWCB, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (i) against MWCB, (ii) to which the assets of MWCB are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of MWCB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MWCB.

Section 3.11  Compliance With Applicable Law

(a)           MWCB and each MWCB Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Federal, state or local governmental authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect on MWCB. MWCB and each MWCB Subsidiary, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of MWCB.

(b)            MWCB and each MWCB Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.  The most recent regulatory rating given to MWCB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(c)           Without limiting the foregoing, MWCB and each of MWCB Subsidiary is operating in compliance with: (i) the federal Bank Secrecy Act, as amended, (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.  The board of directors of MWCB and each of its Subsidiaries that qualifies as a “financial institution” under applicable anti-money laundering laws has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder, and (y) during the past three years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.

(d)           MWCB has not received any notification or communication from any Regulatory Authority (i) asserting that MWCB is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to MWCB; (iii) requiring or threatening to require MWCB, or indicating that MWCB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of MWCB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of MWCB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a  “Regulatory Agreement”). MWCB has not consented to or entered into any currently effective Regulatory Agreement.

Section 3.12  ERISA.

(a)           MWCB Disclosure Schedule 3.12(a) contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of MWCB (hereinafter collectively referred to as the  “MWCB Employee Plans” and individually as a “MWCB Employee Plan”). If such plan, contract, agreement or arrangement is funded through a trust or third party funding vehicle, such as an insurance contract, MWCB Disclosure Schedule 3.12 (a) includes such trust or other funding arrangement.

(b)           Each of the MWCB Employee Plans complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; and there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) for which no statutory exemption exists under Section 408(b) of ERISA or Section 4975(d) of the IRC or for which no administrative exemption has been granted under Section 408(a) of ERISA.

(c)           Except as set forth in MWCB Disclosure Schedule 3.12(c), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by MWCB to be incurred with respect to any MWCB Employee Plan which is a defined benefit plan subject to Title IV of ERISA (“MWCB Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by MWCB or any entity which is considered one employer with MWCB under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).  Except as set forth in MWCB Disclosure Schedule 3.12(c), no MWCB Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  Except as set forth in MWCB Disclosure Schedule 3.12(c), the fair market value of the assets of each MWCB Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such MWCB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective MWCB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such MWCB Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any MWCB Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in MWCB Disclosure Schedule 3.12(c), MWCB has not provided, nor is required to provide, security to any MWCB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the IRC or pursuant to ERISA.  To the Knowledge of MWCB, and except as set forth in MWCB Disclosure Schedule.3.12(c), there is no pending investigation or enforcement action by any Bank Regulator with respect to any Employee Plan or any ERISA Affiliate Plan.

(d)           Each MWCB Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Qualified Plan”) has received a favorable determination letter from the IRS, and MWCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of MWCB, threatened litigation, administrative action or proceeding relating to any MWCB Employee Plan. There has been no announcement or commitment by MWCB to create an additional MWCB Employee Plan, or to amend any MWCB Employee Plan, except for amendments required by applicable law; and, except as specifically identified in MWCB Disclosure Schedules, MWCB does not have any obligations for post-retirement or post-employment benefits under any MWCB Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to each MWCB Employee Plan, MWCB has supplied to EBSB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such MWCB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such MWCB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such MWCB Employee Plan, if the MWCB Employee Plan is subject to Title I of

ERISA, and (E) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. All accrued contributions and other payments required to be made by MWCB to any MWCB Employee Plan through the date hereof, have been made or reserves adequate for such purposes, as of the date hereof, have been set aside therefore and reflected in MWCB consolidated financial statements to the extent required by GAAP, and MWCB has expensed and accrued as a liability the present value of future benefits under each MWCB Employee Plan for financial reporting purposes to the extent required by GAAP.  MWCB has no commitment to create any additional MWCB Employee Plan except as may be contemplated herein, or to materially modify, change or renew any existing MWCB Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or as otherwise may be required by law.

(e)           No compensation payable by MWCB to any of its employees under any MWCB Employee Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the IRC.

(f)           Except as set forth on MWCB Disclosure Schedule 3.12(f), MWCB does not have any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation. With respect to any benefit set forth on MWCB Disclosure Schedule 3.12(f), such schedule identifies the method of funding and the funded status of such benefit.

(g)           All MWCB Employee Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the IRC and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

Section 3.13  Brokers, Finders and Financial Advisors

Except as set forth in MWCB Disclosure Schedule 3.13, neither MWCB, nor any of its officers, directors, employees or agents, has engaged or retained any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the MWCB Financials.

Section 3.14  Environmental Matters

(a)           To the Knowledge of MWCB, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by MWCB or any MWCB Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon MWCB or any of MWCB Subsidiary.  To the Knowledge of MWCB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to MWCB or any MWCB Subsidiary by reason of any Environmental Laws.  Neither MWCB nor any MWCB Subsidiary has received any written notice from any Person that MWCB or any MWCB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them is currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon MWCB or any MWCB Subsidiary.

(b)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to MWCB’s Knowledge, threatened, before any court, governmental agency or other forum against MWCB or any MWCB Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Materials, whether or not occurring at or on a site owned, leased or operated by MWCB or any MWCB Subsidiary.

Section 3.15  Loan Portfolio.

(a)           Except as set forth in MWCB Disclosure Schedule 3.15, MWCB is not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, “Loans”) the unpaid principal balance of which exceeds $50,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest.  To the Knowledge of MWCB, all of the Loans originated and held currently and at the Merger Effective Time by MWCB, and any other Loans purchased and held currently and at the Merger Effective Time by MWCB, were solicited, originated and exist, and will exist at the Merger Effective Time, in material compliance with all applicable loan policies and procedures of MWCB (except to the extent that a policy exception was approved in advance by MWCB’s Board of Directors or Security Committee).  MWCB Disclosure Schedule 3.15 sets forth as of May 31, 2009, (i) all of the Loans that as of the date of this Agreement are classified by MWCB as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of MWCB that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the Commissioner or the FDIC would agree with the loan classifications contained in MWCB Disclosure Schedule 3.15.  MWCB shall promptly inform EBSB in writing of any Loan the original principal balance of which exceeds $50,000 that becomes classified in the manner described in this Section 3.15, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement.  The information with respect to the Loans furnished to EBSB by MWCB is true and complete in all material respects.

(b)           The allowance for possible losses reflected in the unaudited statement of condition of MWCB at March 31, 2009 was, and the allowance for possible losses shown on the balance sheets of MWCB for periods ending after March 31, 2009 as reflected in the Regulatory Reports have been and will be adequate, as of the dates thereof, under GAAP.

Section 3.16   [Intentionally left blank]

Section 3.17  Related Party Transactions

Except as disclosed in MWCB Disclosure Schedule 3.17, MWCB is not a party to any transaction (including any loan or other credit accommodation but excluding deposit transactions in the ordinary course of business) with an Affiliate. Except as disclosed in MWCB Disclosure Schedule 3.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. MWCB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

Section 3.18  Deposits

None of the deposits of MWCB is a “brokered” deposit as defined in 12 U.S.C. Section 1831f(g).

Section 3.19  Derivative Transactions

MWCB has not entered into any future or option contracts, exchange rate swaps, caps or floors, or other interest rate or exchange rate risk management instruments or arrangements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EBSB

EBSB represents and warrants to MWCB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the EBSB Disclosure Schedules delivered by EBSB on the date hereof, and except as to any representation or warranty that relates to a specific date.  EBSB has made a good faith effort to ensure that the disclosure on each schedule of the EBSB Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the EBSB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 4.01  Organization

(a)   Meridian MHC is a mutual holding company organized, validly existing and in good standing under the laws of Massachusetts, and is duly registered as a bank holding company under the BHCA. Meridian MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Meridian MHC.

(b)           Meridian Bancorp is a corporation organized, validly existing and in good standing under the laws of Massachusetts, and is duly registered as a bank holding company under the BHCA. Meridian Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Meridian Bancorp.

(c)           East Boston Savings Bank is a savings bank organized, validly existing and in good standing under the laws of Massachusetts. The deposits of East Boston Savings Bank are insured by the

FDIC and the Massachusetts Depositors Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by East Boston Savings Bank.  Each EBSB Subsidiary is identified in exhibits to Meridian Bancorp’s Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, and is a corporation organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(d)           East Boston Savings Bank is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

(e)           Prior to the date of this Agreement, EBSB has made available to MWCB true and correct copies of the articles of organization and bylaws of Meridian MHC, Meridian Bancorp, and East Boston Savings Bank.

Section 4.02 Capitalization

(a)           The authorized capital stock of Meridian Bancorp consists of 50,000,000 shares of common stock, no par value (“Meridian Bancorp Common Stock”).  As of March 31, 2009, there were 22,586,000 shares of Meridian Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  As of March 31, 2009, there were no shares of Meridian Bancorp Common Stock held by Meridian Bancorp as treasury stock. Neither Meridian Bancorp nor any EBSB Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Meridian Bancorp Common Stock, or any other security of Meridian Bancorp or any EBSB Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Meridian Bancorp Common Stock or any other security of Meridian Bancorp, other than as set forth in the EBSB Disclosure Schedule 4.02(a).

(b)           Meridian MHC owns 12,650,000 shares of Meridian Bancorp Common Stock, free and clear of any lien or encumbrance. Except as disclosed in EBSB Disclosure Schedule 4.02(b) and except for shares of Meridian Bancorp Common Stock (and any equity interests that may be attributed to Meridian MHC due to its ownership of Meridian Bancorp Common Stock), Meridian MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c)           The authorized capital stock of East Boston Savings Bank consists of one million, one hundred thousand (1,100,000) shares of common stock, $1.00 par value, and one hundred thousand (100,000) shares of preferred stock, $1.00 par value.  There are five hundred sixty one thousand (561,000) shares of East Boston Savings Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Meridian Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

 Section 4.03  Authority; No Violation

(a)           EBSB has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EBSB and the completion by EBSB of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the EBSB Parties, and by Meridian Bancorp in its capacity as sole stockholder of East Boston Savings Bank, and no other corporate proceedings on the part of EBSB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EBSB and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligation of EBSB, enforceable against EBSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(b)           Subject to the approval of the shareholders of MWCB, and receipt of the approvals from the Regulatory Authorities and the compliance by MWCB and EBSB with any conditions contained therein,

(A)           the execution and delivery of this Agreement by EBSB,

(B)           the consummation of the transactions contemplated hereby,  and

(C)           compliance by EBSB with any of the terms or provisions hereof,

will not: (i) conflict with or result in a breach of any provision of the articles of organization or bylaws of Meridian MHC, Meridian Bancorp or East Boston Savings Bank or any EBSB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EBSB or any EBSB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of EBSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which EBSB is a party, or by which it or any of its properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which individually or in the aggregate would not have a Material Adverse Effect on EBSB.

Section 4.04  Consents

Except for consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of MWCB, no consents, waivers or approvals of, or filings or registrations with, any public body or governmental authority are necessary, and no consents, waivers or approvals of, or filings or registrations with, any third parties are necessary in connection with (a) the execution and delivery of this Agreement by EBSB, and (b) the completion by EBSB of the transactions contemplated hereby.

Section 4.05  EBSB Financial Statements

(a)           Meridian Bancorp has previously made available to MWCB the EBSB Financials. The EBSB Financials (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations and cash flows of Meridian Bancorp as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein, or in the case of unaudited statements, as permitted by Form 10-Q.

(b)           At the date of each balance sheet included in the EBSB Financials, EBSB did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such EBSB Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 4.06  Material Adverse Effect

EBSB has not suffered any Material Adverse Effect since March 31, 2009.

Section 4.07  Legal Proceedings

EBSB is not a party to any, and there are no pending or, to the best of EBSB’s knowledge, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (i) against EBSB, (ii) to which EBSB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of EBSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on EBSB.

Section 4.08  Compliance With Applicable Law

(a)           Each EBSB Party and each EBSB Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Federal, state or local governmental authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect on EBSB.

(b)           Each EBSB Party and each EBSB Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.  The most recent regulatory rating given to East Boston Savings Bank as to compliance with the CRA is satisfactory or better.

(c)           Without limiting the foregoing, EBSB and each EBSB Subsidiary is operating in compliance with (to the extent applicable): (i) the USA Patriot Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.  The board of directors of EBSB and each EBSB Subsidiary that qualifies as a “financial institution” under applicable anti-money laundering laws has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder, and (y) during the past three years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.

(d)           Other than as set forth in the EBSB Disclosure Schedule 4.02(a), EBSB has not received any notification or communication from any Regulatory Authority: (i) asserting that EBSB is not in compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to EBSB; (iii) requiring or threatening to require EBSB, or indicating that EBSB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of EBSB; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of EBSB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a  “Regulatory Agreement”). EBSB has not consented to or entered into any currently effective Regulatory Agreement.

Section 4.09  EBSB Benefit Plans

EBSB has made available to MWCB a complete and accurate list of all pension, retirement, group insurance, and other employee benefit plans and arrangements, including, but not limited to,  “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements with respect to any present employees of EBSB (hereinafter collectively referred to as the “EBSB Employee Plans” and individually as a “EBSB Employee Plan”). Each of the EBSB Employee Plans complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.

Section 4.10  Securities Documents

Meridian Bancorp has made available to MWCB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2008 and 2007, (ii) a quarterly report on Form 10-Q for the quarter ended March 31, 2009, and (iii) proxy materials used in connection with its most recent meeting of stockholders (the availability of the preceding documents will be assumed if such documents are filed on EDGAR). Such reports and such proxy materials, at the time filed, did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 4.11  Environmental Matters

(a)           To the Knowledge of EBSB, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any EBSB Party or any EBSB Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon any EBSB  Party or any of EBSB Subsidiary.  To the Knowledge of EBSB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to any EBSB Party or any EBSB Subsidiary by reason of any Environmental Laws.  No EBSB Party nor any EBSB Subsidiary has received any written notice from any Person that any EBSB Party or any EBSB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon any EBSB  Party or any EBSB Subsidiary.

(b)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to EBSB’s Knowledge, threatened, before any court, governmental agency or other forum against any EBSB Party or any EBSB Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Materials, whether or not occurring at or on a site owned, leased or operated by any of the EBSB Parties or any EBSB Subsidiary.

Section 4.12  Loan Portfolio

To the Knowledge of EBSB, all of the Loans originated and held currently and at the Merger Effective Time by East Boston Savings Bank, and any other Loans purchased and held currently and at the Merger Effective Time by East Boston Savings Bank, were solicited, originated and exist, and will exist at the Merger Effective Time, in material compliance with all applicable loan policies and procedures of EBSB.  The allowance for possible losses reflected in the unaudited statement of condition of EBSB Savings at March 31, 2009 was, and the allowance for possible losses shown on the balance sheets of EBSB Savings for periods ending after March 31, 2009 as reflected in the Regulatory Reports have been and will be adequate, as of the dates thereof, under GAAP.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01  Conduct of the Business of MWCB

(a)           From the date of this Agreement to the Closing Date, MWCB will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies in existence on the date hereof, except as otherwise required or contemplated by this Agreement or with the written consent of East Boston Savings Bank. MWCB will use its reasonable good faith efforts to (i) preserve its business organization intact, (ii) maintain good relationships with its employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by EBSB in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, neither MWCB nor any MWCB Subsidiary will:

(i)           amend or change any provision of its articles of organization, charter, or bylaws;

(ii)           change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock;

(iii)           grant or agree to pay any bonus, severance or termination payment to, enter into or amend, or take any action (other than executing this Agreement) that would trigger obligations under, any employment agreement, severance agreement, supplemental executive agreement, or similar agreement or arrangement with any of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any employee, officer or director, except for salary increases in the ordinary course of business consistent with past practice or as may be required pursuant to legally binding commitments existing on the date hereof set forth in MWCB Disclosure Schedules 3.08 and 3.12;

(iv)           enter into or, except as may be required by law or permitted by the terms of this Agreement, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice; or materially amend any MWCB Employee Plan other than amendments that are required by law to be made prior to the Merger Effective Time, or amendments required by the terms of this Agreement;

(v)           merge or consolidate MWCB with any other corporation; sell or lease all or any substantial portion of the assets or business of MWCB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between MWCB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by MWCB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(vi)           sell or otherwise dispose of the capital stock of any MWC Subsidiary or sell or otherwise dispose of any asset of MWCB other than in the ordinary course of business consistent with past practice; subject any asset of MWCB to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, FHLB of Boston advances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “Federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vii)           take any action which would result in any of the representations and warranties of MWCB set forth in Article III of this Agreement becoming untrue as of any date after the date hereof (except as to any representation or warranty which specifically relates to an earlier date) or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(viii)        change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating MWCB;

(ix)           waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which MWCB is a party, other than in the ordinary course of business, consistent with past practice;

(x)           purchase any security for its investment portfolio not rated  “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

(xi)           make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers that is inconsistent with existing lending policies and past practices;

(xii)          enter into, renew, extend or modify any other transaction with any Affiliate;

(xiii)         enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or, except in the ordinary course of business and consistent with past practice, take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv)         except for the execution of, and as otherwise provided in or contemplated by, this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any MWCB Employee Plan, except as set forth on Section 5.01(a)(xiv) of MWCB’s Disclosure Schedule;

(xv)          make any change in policies with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in GAAP or by applicable regulatory authorities;

(xvi)          make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(xvii)         purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xviii)         incur any non-deposit liability in excess of $250,000 other than in the ordinary course of business consistent with past practice;

(xix)           issue any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit MWCB from making any disclosure which its counsel deems necessary, provided that MWCB notifies EBSB party reasonably in advance of the timing and contents of such disclosure; or

(xx)           agree to do any of the foregoing.

(b)           For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to EBSB prior to the date of this Agreement, it shall not be considered in the ordinary course of business for MWCB to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $250,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of residential real estate loans in the secondary market, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by MWCB or repurchase agreements made, in each case, in the ordinary course of business consistent with past practice; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by MWCB of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 5.02  Access; Confidentiality

(a)           MWCB shall permit EBSB and its representatives reasonable access to its properties and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of MWCB, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which EBSB may have a reasonable interest (provided that MWCB shall not be required to provide access to any information that would violate its attorney-client privilege or any employee or customer privacy policies, laws or regulations). MWCB shall make its respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with EBSB and its representatives. MWCB shall provide in a timely manner to East Boston Savings Bank’s officer in charge of retail banking copies of current rate sheets for all deposit and loan products. MWCB shall permit EBSB, at its expense, to cause a “Phase I Environmental Audit” and a “Phase II Environmental Audit” to be performed at any physical location owned or occupied by MWCB.

(b)           EBSB agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c)           In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, MWCB shall permit employees of East Boston Savings Bank reasonable access to information relating to problem loans, loan restructurings and loan work-outs of MWCB.

(d)           Except as specifically set forth herein, EBSB and MWCB mutually agree to be bound by the Reciprocal Confidentiality Agreement, dated as of June 4, 2009 previously executed by the parties hereto, which agreement is hereby incorporated herein by reference.  The parties hereto agree that such provision shall continue in accordance with its respective terms, notwithstanding any termination of this Agreement.

Section 5.03  All Reasonable Efforts; Regulatory Matters and Consents

(a)           Each party agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the generality of the foregoing, EBSB will, in consultation with MWCB, prepare all Applications and make all filings for, and use its best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities or other Persons necessary or advisable to consummate the transactions contemplated by this Agreement.  EBSB will provide MWCB copies of all Applications prior to filing for the purpose of enabling MWCB to review and comment on the same.

(b)           MWCB will furnish EBSB with all information concerning MWCB as may be necessary or advisable in connection with any Application or filing made by or on behalf of EBSB to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)           EBSB and MWCB will promptly furnish the other with copies of all material written communications to, or received by them from any Regulatory Authority regarding the transactions contemplated hereby, except for information filed or received by either party that is designated confidential by the Regulatory Authority.

(d)           EBSB will use its best efforts to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(e)           MWCB will use its best efforts to cooperate with EBSB to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(f)           The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. EBSB will furnish MWCB and its counsel with copies of all Applications prior to filing with any Regulatory Authority and provide MWCB a reasonable opportunity to provide changes to such Applications, and copies of all Applications filed by EBSB.

(g)           MWCB and EBSB will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of EBSB or MWCB to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

Section 5.04  Taking of Necessary Action

EBSB and MWCB shall each use its best efforts in good faith to:

(i)           furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement; and

(ii)           take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the transactions contemplated by this Agreement, including, without limitation;

(A)              obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby (including assignment of leases without any material change in terms), provided that MWCB shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of EBSB; and

(B)              requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude EBSB or MWCB from exercising its rights under this Agreement.

Section 5.05  Certain Agreements

(a)           For a period of six years from the Merger Effective Time, and to the fullest extent permitted by law, EBSB agrees to indemnify, defend and hold harmless each present and former director and officer of MWCB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of EBSB, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Time (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of MWCB regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of MWCB are entitled under Massachusetts law, or the MWCB articles of organization and bylaws, or other applicable law as in effect on the date hereof (and EBSB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the maximum extent permissible by law, or MWCB’ charters and bylaws; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a Regulatory Authority or by a court of competent jurisdiction that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.05, upon learning of any Claim, shall promptly notify EBSB, but the failure to so notify shall not relieve EBSB of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices EBSB. In the event of any Claim, (i) EBSB shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if EBSB elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between EBSB and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and EBSB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided further that EBSB shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and (iii) EBSB shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

(c)           In the event EBSB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of EBSB assume the obligations set forth in this Section 5.05.

(d)           The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 5.06  Duty to Advise; Duty to Update the MWCB Disclosure Schedules

MWCB shall promptly advise EBSB of any change or event having a Material Adverse Effect on MWCB or which MWCB believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. MWCB shall update the MWCB Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the MWCB Disclosure Schedules. The delivery of such updated MWCB Disclosure Schedule shall not relieve MWCB from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.03(c) hereof.

Section 5.07  Conduct of EBSB’s Business

(a)           From the date of this Agreement to the Closing Date, EBSB will use its best efforts to preserve its business organizations intact, maintain good relationships with employees, and preserve for itself the goodwill of customers of EBSB. From the date of this Agreement to the Closing Date, EBSB will not

(i)            amend its articles of organization or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement;

(ii)           take any action that would result in any of the representations and warranties of EBSB set forth in Article IV of this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(iii)           take any action that would or is reasonably likely to adversely affect or materially delay the receipt of the necessary approvals from the Regulatory Authorities;

(iv)           take action that would or is reasonably likely to materially and adversely affect EBSB’s ability to perform its covenants and agreements under this Agreement;

(v)           take any action that would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied; or

(vi)           agree to do any of the foregoing.

Section 5.08  Board and Committee Minutes

MWCB shall provide to EBSB, within fifteen (15) days after any meeting of its Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.  MWCB may exclude from the minutes matters (i) relating to merger negotiations, or (ii) relating to discussions of MWCB of possible breaches of this Agreement by EBSB.

Section 5.09  Undertakings by the Parties

(a)           From and after the date of this Agreement:

(i)           Outside Service Bureau Contracts. If requested to do so by EBSB, MWCB shall use commercially reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to MWCB, on terms and conditions mutually acceptable to MWCB and East Boston Savings Bank;

(ii)           Board Meetings. MWCB shall permit a representative of EBSB to attend meetings of its Board of Directors or the Executive Committee thereof and provide reasonable notice to EBSB of such meetings (provided that it shall not be required to permit the EBSB representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby);

(iii)           List of Nonperforming Assets. MWCB shall provide East Boston Savings Bank, within fifteen (15) days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are  “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, (v) impaired loans and (vi) “watch list” loans); and

(iv)           Reserves and Merger-Related Costs. At the reasonable request of EBSB, on or before the Merger Effective Time, and consistent with GAAP and applicable banking laws and regulations, MWCB shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of MWCB to those of East Boston Savings Bank (as such practices and methods are to be applied to East Boston Savings Bank from and after the Closing Date) and East Boston Savings Bank’s plans with respect to the conduct of the business of MWCB following the Merger and otherwise to reflect expenses related to the Merger and costs incurred by MWCB, provided, however, that (A) no accrual or reserve made by MWCB or any MWCB Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or constitute a termination event within the meaning of Section 7.01(b) hereof or otherwise be considered in determining whether any such breach or violation or termination event has occurred, (B) the recording of any such accrual or reserve shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of MWCB or its management with any such accrual or reserve, and (C) no accrual or reserve need be made prior to the satisfaction of the conditions set forth in Section 6.01.

(v)           MWCB Shareholders Meeting.  MWCB shall submit this Agreement and/or the Merger contemplated herein to its shareholders for approval, and the Board of Directors of MWCB shall recommend approval of this Agreement to the shareholders of MWCB.

(b)           From and after the date of this Agreement, EBSB and MWCB shall each:

(i)           Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the transactions contemplated by this Agreement, and (C) all other documents contemplated by this Agreement;

(ii)           Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to stockholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

(iii)           Maintenance of Insurance. Maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv)           Maintenance of Books and Records. Maintain books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered; and

(v)           Taxes. File all Federal, state, and local tax returns required to be filed by them on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

Section 5.10  Employee Benefits; Directors and Management

(a)           Employees and Employee Benefits.  Except as otherwise provided in this Section 5.10, as of or after the Merger Effective Time, and at EBSB’s election and subject to the requirements of the IRC and ERISA, the MWCB Employee Plans may continue to be maintained separately, consolidated, or terminated.  EBSB may require that MWCB terminate or freeze any MWCB Employee Plan that is a tax-qualified plan under Section 401(a) of the IRC, effective as of, or immediately prior to, the Merger Effective Time, by notice in writing issued to MWCB no later than thirty (30) days prior to the Merger Effective Time.  MWCB employees who are participants in such MWCB Employee Plan(s) and who continue employment with EBSB after the Merger Effective Time (“Continuing Employees”) shall receive credit for service with MWCB for purposes of eligibility and vesting determination but not for benefit accrual purposes in any EBSB Employee Plan, other than the EBSB employee stock ownership plan, for which such persons are eligible.  Continuing Employees shall be eligible to participate in the EBSB employee stock ownership plan one year following the Merger Effective Time and such employees shall not receive any credit for service with MWCB for purposes of vesting or benefit accrual under the EBSB employee stock ownership plan.  EBSB may permit Continuing Employees to participate in the EBSB Employee Plans that are tax-qualified plans in accordance with the terms of such plans, however, to avoid a duplication of benefits, nothing herein shall be construed to require Continuing Employees to receive a benefit accrual or contribution under a MWCB Employee Plan and an EBSB Employee Plan of the same type for the same year if such MWCB Employee Plan has not been terminated.  In the event of termination of any MWCB Employee Plan that is tax-qualified under Section 401(a) of the IRC, MWCB, prior to the Merger Effective Time, or EBSB, after the Merger Effective Time, shall as soon as practicable apply for a favorable determination letter from the IRS with respect to such termination and shall not distribute the accrued benefit or account balances under such MWCB Employee Plan, other than those distributions required by law, until receipt of such favorable determination letter.

(b)           In the event of any termination or consolidation of any MWCB health (medical or dental), disability or life insurance plan with any EBSB health, disability or life insurance plan, EBSB shall make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to similarly situated EBSB employees. Unless a Continuing Employee affirmatively terminates coverage under a MWCB health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the EBSB health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the MWCB health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of EBSB and their dependents.  For employees of MWCB who become eligible to participate in a EBSB health plan, EBSB shall cause each such plan to (1) waive any preexisting condition limitations to the extent such conditions are covered under the applicable health plans of MWCB and (2) waive any period limitation or actively-at-work or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Merger Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Merger Effective Time, and (3) provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation, provided that MWCB or such Continuing Employee provides substantiation, in a form reasonably satisfactory to EBSB, of the dollar amount of such deductibles, co-payments and out-of-pocket expenses that have been satisfied for such Continuing Employee.  In the event of a termination or consolidation of any MWCB health plan, terminated MWCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of EBSB in accordance with IRC Section 4980B(f) and ERISA Sections 601-609, consistent with the provisions of subsection (c) below.  In the event of a termination of or consolidation of any MWCB health plan with any EBSB health plan, Continuing Employees will be required to seek reimbursement of claims arising prior to the Merger Effective Time from the MWCB health plan and shall not be entitled to seek reimbursement of claims arising prior to the Merger Effective Time from the EBSB health plan.

(c)           It is the intent of the Parties to use their reasonable efforts to provide employees of MWCB with meaningful career opportunities in the combined organization following the Merger. Accordingly, EBSB agrees that for a period of one (1) year following the Merger, it will have a no layoff policy with respect to the employees of MWCB and no employee of MWCB immediately prior to the Merger shall have his or her employment terminated or rate of compensation reduced as a result of the Merger, except compensation may be reduced as necessary to align compensation with current compensation levels at EBSB.  EBSB shall use reasonable efforts to retain all MWCB officers and employees in their positions in effect as of the date of this Agreement, provided that some changes in position may be made to avoid duplication of titles and responsibilities. Notwithstanding the foregoing, this Agreement is not intended to provide to any employee a right to continuing employment after the Effective Time. Effective as of the

Merger Effective Time, EBSB shall provide severance protection to eligible employees of MWCB on the terms set forth in Section 5.10(c) of the EBSB Disclosure Schedule.

(d)           All of the Director Fee Continuation Agreements of MWCB (except for the Director Fee Continuation Agreements entered into with John Day, Thomas Giblin, Thomas Gunning and John Tynan, as such individuals are receiving payments under their Director Fee Continuation Agreements as of the date of this Agreement) will be amended at least thirty (30) days prior to the Merger Effective Time on the form set forth in Section 5.10(d) of the EBSB Disclosure Schedule.

(e)           In exchange for the termination and release of Edward Merritt’s existing employment agreement with MWCB, EBSB will enter into a new employment agreement with Mr. Merritt on the terms set forth in Section 5.10(e) of the EBSB Disclosure Schedule.

(f)           In exchange for the termination and release of Edward Merritt’s existing Amended and Restated Executive Salary Continuation Agreement, dated January 24, 2006, with MWCB, EBSB will enter into a supplemental retirement agreement with Mr. Merritt on the terms set forth in Section 5.10(f) of the EBSB Disclosure Schedule.

(g)           The Joint Beneficiary Designation for Mr. Merritt will be will be amended at least thirty (30) days prior to the Merger Effective Time on the terms set forth in Section 5.10(g) of the EBSB Disclosure Schedule.

(h)           EBSB will honor the existing change in control agreements with Laura Dorfman, Julie Jenkins and James Morgan, and the employment agreement with Wayne Gove.  However, in exchange for the termination and release of these agreements, EBSB may offer, and such individuals may agree to enter into, new employment agreements with EBSB, on such terms and conditions as to be determined by these individuals and EBSB.

(i)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) MWCB take any action or make any payments that would result, either individually or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the IRC or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the IRC, or (ii) EBSB or any of its affiliates be required to make any such payments that would result, either individually or in the aggregate, in the payment of an “excess parachute payment.”

Section 5.11  Duty to Advise; Duty to Update the EBSB Disclosure Schedules

EBSB shall promptly advise MWCB of any change or event having a Material Adverse Effect on EBSB or which EBSB believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. EBSB shall update the EBSB Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the EBSB Disclosure Schedules. The delivery of such updated EBSB Disclosure Schedule shall not relieve EBSB from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

Section 5.12  Branches.

It is expected that there will be no East Boston Savings Bank or MWCB branch closings or relocations or consolidations of existing branches, loan offices or customer service offices as part of the Merger.  Offices of MWCB will continue to operate under the name “Mt. Washington Cooperative Bank,” subject to applicable laws, rules and regulations governing names of divisions of Massachusetts-chartered savings banks.

Section 5.13  Contribution to Charitable Foundation

Following completion of the Merger, one of the EBSB Parties will make a one-time contribution of $250,000 to the Mt. Washington Charitable Foundation.

Section 5.14  Acquisition Proposals

(a)           MWCB shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly to: (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than EBSB), regarding an Acquisition Proposal, or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of MWCB or any investment banker, financial advisor, attorney, accountant or other representative retained by MWCB shall be deemed to be a breach of this Section 5.16 by MWCB.

(b)           MWCB will notify EBSB orally (within 48 hours) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request, or inquiry and the terms and conditions thereof, and shall provide to EBSB any written materials received by MWCB in connection therewith.  MWCB will keep EBSB informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.  MWCB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MWCB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.10(a) of the obligations undertaken in this Section 5.10. MWCB will promptly request each person (other than EBSB) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with MWCB to return or destroy all confidential information previously furnished to such person by or on behalf of MWCB. MWCB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party.

ARTICLE VI
CONDITIONS

Section 6.01  Conditions to the Obligations of Both Parties Under this Agreement

The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)           Injunctions.  None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(b)           Regulatory Approvals.  The Merger shall have received all required approvals of Regulatory Authorities, and all notice and waiting periods required thereunder shall have expired or been terminated; and

(c)           Approval of the Shareholders of MWCB. This Agreement and the transactions contemplated hereby, shall have been approved, by the required vote of the shareholders of MWCB.

Section 6.02  Conditions to the Obligations of MWCB Under this Agreement

The obligations of MWCB under this Agreement shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MWCB pursuant to Section 8.03 hereof:

(a)           Corporate Proceedings. All action required to be taken by, or on the part of, EBSB to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by EBSB, and MWCB shall have received certified copies of the resolutions evidencing such authorizations;

(b)           Covenants. The obligations and covenants of EBSB required by this Agreement to be performed by EBSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)           Representations and Warranties. Each of the representations and warranties of EBSB in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date;

(d)           Approvals of Regulatory Authorities. No required approval of any Regulatory Authority shall impose any condition requiring a material change in Sections 2.01(b), 2.03 or 5.10 of this Agreement;

(e)           No Material Adverse Effect. Since December 31, 2008, there shall not have occurred any Material Adverse Effect with respect to EBSB;

(f)           Officer’s Certificate. EBSB shall have delivered to MWCB a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same;

Section 6.03  Conditions to the Obligations of EBSB Under this Agreement

The obligations of EBSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by EBSB pursuant to Section 8.03 hereof:

(a)           Corporate Proceedings. All action required to be taken by, or on the part of, MWCB to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by MWCB and EBSB shall have received certified copies of the resolutions evidencing such authorizations;

(b)           Covenants. The obligations and covenants of MWCB required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)           Representations and Warranties. Each of the representations and warranties of MWCB in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

(d)           Approvals of Regulatory Authorities. No required approval of any Regulatory Authority shall impose any condition, not reasonably foreseen as of the date of this Agreement, adversely affecting in a material respect the economic benefit EBSB reasonably expects to accrue in the transaction, excluding standard conditions that are normally imposed by the Regulatory Authorities in merger transactions;

(e)           No Material Adverse Effect. Since March 31, 2009, there shall not have occurred any Material Adverse Effect with respect to MWCB;

(f)           MWCB Equity.  MWCB’s GAAP Equity as of the end of the calendar month prior to the Bank Merger Effective Time shall be at least $0 (zero dollars), adjusted to exclude the effects of: (i) the payment by MWCB of all Merger-related expenses; (ii) payments made by MWCB under or in connection with change in control agreements), and (iii) expenses incurred by MWCB or accounting or other adjustments made by MWCB pursuant to Section 5.09(a)(iv) hereof;

(g)            Updated Valuation Appraisal.  The Updated Valuation Appraisal shall be no more than 15% greater than the Initial Valuation Appraisal;

(h)           No Regulatory Agreement.  MWCB shall not be subject to a Regulatory Agreement that would direct, restrict or limit, or purport to direct, restrict or limit, in any manner the operations of EBSB following the Effective Time, or otherwise effect, in any manner, EBSB following the Effective Time; and

(i)           Officer’s Certificate. MWCB shall have delivered to EBSB a certificate, dated the Closing Date and signed, without personal liability, by the chairman of the board or president of each, to the effect that the conditions set forth in subsections (a) through (h) (but excluding (d) of this Section 6.03 have been satisfied, to the best knowledge of the officer executing the same.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination

This Agreement may be terminated on or at any time prior to the Closing Date:

(a)           By the mutual written consent of the parties hereto;

(b)           By either EBSB, or MWCB acting individually:

(i)           if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

(ii)           if the Closing Date shall not have occurred on or before December 31, 2009, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; provided, however, the parties shall in good faith agree to extend such deadline for a period of an additional sixty (60) days thereafter in the event that such parties determine that it is reasonably likely that such Closing Date will in fact occur during such extension period.

(iii)           if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is denied, unless the denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

(iv)           if any approval of the shareholders of MWCB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders, or at any adjournment or postponement thereof.

Section 7.02  Effect of Termination

Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than the confidentiality provisions of Section 5.02(a) and Sections 7.03, 8.01, 8.02, 8.04, 8.06, 8.10 and 8.12 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of EBSB or MWCB to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

Section 7.03  Termination Fee

If:

(a)           this Agreement is validly terminated by EBSB pursuant to (i) Section 7.01(b)(i) as a result of MWCB’s willful or intentional failure to perform, in any material respect, any of its covenants or other obligations or agreements contained in this Agreement, which failure continues after EBSB has provided written notice and a 30-day opportunity to cure, (ii) Section 7.01(b)(ii) or (iii) as a result of MWCB’s willful or intentional failure to perform any of its covenants or other obligations or agreements contained in this Agreement, which failure continues after EBSB has provided written notice and a 30-day opportunity to cure, or (iii) Section 7.01(b)(iv) following the MWCB Board’s failure to make the recommendation required by Section 5.09(a)(v),

and(b)           MWCB enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination,

then MWCB shall pay to EBSB, as liquidated damages and in lieu of any other rights or remedies under this Agreement a termination fee of $200,000 plus EBSB’s reasonable out-of-pocket expenses incurred by EBSB in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

ARTICLE VIII
MISCELLANEOUS

Section 8.01  Expenses

Except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 8.02  Non-Survival of Representations and Warranties

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date, other than those covenants set forth in Sections 2.03, 5.05, 5.10, 5.12 and 5.13, which will survive the Merger.

Section 8.03  Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04  Entire Agreement; No Third Party Beneficiaries

(a)           Except as set forth in this Agreement, this Agreement and the Reciprocal Confidentiality Agreement dated as of June 4, 2009 among parties hereto, including the documents and other writings referred to herein or delivered pursuant hereto, contain the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement, this Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter.

(b)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than as otherwise provided pursuant to Sections 2.03, 5.05 and 5.10(d) through (h).

Section 8.05  No Assignment

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06  Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)           If to EBSB to:

Meridian Interstate Bancorp, Inc.
10 Meridian Street
East Boston, Massachusetts 02128
Attn: Richard J. Gavegnano
Chairman and CEO
Fax:  (978) 977-2882

with a copy to:

Luse Gorman Pomerenk & Schick
5335 Wisconsin Avenue, NW
Washington, DC 20015
Attn:       Lawrence M.F. Spaccasi, Esq.
Ned Quint, Esq.
Fax: (202) 362-2902

(b)   If to MWCB to:

Mt. Washington Cooperative Bank
430 South Broadway
South Boston, Massachusetts 02127
Attn: Edward Merritt
President and Chief Executive Officer
Fax: (617) 268-9804

with a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attn: Carol Hempfling Pratt, Esq.
Fax: (617) 832-7000

Section 8.07  Captions

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08  Counterparts

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.09  Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result that is as substantially similar to the result originally intended as possible.

Section 8.10  Governing Law

This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Massachusetts, the state of incorporation of Meridian Bancorp, except to the extent that Federal law shall be deemed to preempt such State law.

Section 8.11  Specific Performance

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12  Interpretation

The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EAST BOSTON SAVINGS BANK

/s/ Richard J. Gavegnano
By:	Richard J. Gavegnano
Chairman of the Board and
Chief Executive Officer

MERIDIAN INTERSTATE BANCORP, INC.

/s/ Richard J. Gavegnano
By:	Richard J. Gavegnano
Chairman of the Board and
Chief Executive Officer

MERIDIAN FINANCIAL SERVICES,
INCORPORATED

/s/ Richard J. Gavegnano
By:	Richard J. Gavegnano
Chairman of the Board and
Chief Executive Officer

MT. WASHINGTON COOPERATIVE BANK

/s/ Edward Merritt
By:	Edward Merritt, President and
Chief Executive Officer